Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Constitution Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Amount Being Registered	Proposed Maximum Offering Price per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Units, each consisting of one Class A ordinary share, 0.0001 par value, and one-half of one redeemable warrant(2)	23,000,000 units	$10.00	$230,000,000	$21,321

Class A ordinary shares included as part of the units(3)	23,000,000 shares	—	—	— (4)

Redeemable warrants included as part of the units(3)	11,500,000 warrants	—	—	— (4)

Class A ordinary shares underlying redeemable warrants (3)	11,500,000 shares	$11.50	$132,250,000	$12,260

Total			$362,250,000	$33,581(5)

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)

Includes 3,000,000 units, consisting of 3,000,000 Class A ordinary shares and 1,500,000 redeemable warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)

Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be offered or issued to prevent dilution resulting from share splits, share capitalizations, or similar transactions.

(4)	No fee pursuant to Rule 457(g).
(5)	Previously paid.